9661 South 700 East
Salt Lake City, Utah 84070
USA
(801) 619-9320 Office
(801) 619-1747 Fax
info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Transfers Control of
Bolivian Subsidiary Operations

        SALT LAKE CITY, UTAH—(MarketWire) — March 16, 2010 — Golden Eagle International, Inc. (OTCBB: MYNG) reported today that it has transferred control of its Bolivian subsidiary operations to an unaffiliated, Swiss corporation (the “Swiss corporation”).

        The Swiss corporation has paid Golden Eagle $112,000 in Bolivia, and has also agreed to pay $200,000 to satisfy various Golden Eagle obligations in Bolivia; to assume certain Golden Eagle obligations in Bolivia in an estimated amount of $200,000; and to provide $50,000 directly to Golden Eagle in the United States.

        In addition, the Swiss corporation will pay Golden Eagle a 3% net smelter return of up to $3 million. The net smelter return will be payable on a quarterly basis if and when mineral production is achieved from the mining concessions owned by the Bolivian subsidiary.

        Golden Eagle has agreed to indemnify the Swiss corporation regarding any other past debts and obligations that are not part of the agreement between the parties if those obligations are not the product of social or political issues. The Swiss corporation has agreed to indemnify Golden Eagle against future debts and obligations, and has further agreed to make available to Golden Eagle certain former Bolivian employees of Golden Eagle and certain records to assist Golden Eagle to comply with its reporting obligations.

        Although Golden Eagle’s Bolivian assets and operations were once the primary focus of the company, starting in 2008 Golden Eagle has focused its operations primarily within the United States. Golden Eagle considered a number of factors when evaluating its options with respect to its Bolivian operations, including:

o	The re-election for a new 5-year term in December 2009 of Bolivia's current administration, which has proven to be unsupportive of U.S. investment in Bolivia, and the continuing negative political and social environment relative to U.S. companies;

o	Golden Eagle's continuing difficulties in meeting its financial and other obligations due to all of the above factors.

        Golden Eagle’s CEO, Terry C. Turner, stated, “Given all of the circumstances, we believe this is a very advantageous outcome for our company.” Mr. Turner continued, “We have had a long, and often challenging, association with Bolivia. The time has come for us to focus our efforts and resources on developing our interests in north-central Nevada and the recovery of just compensation from our litigation with Yukon-Nevada Gold Corp. regarding its breach of our operating contract for the Jerritt Canyon gold mill north of Elko, Nevada.”

        Blane Wilson, Golden Eagle’s Chief Operating Officer (COO) said, “With the transfer of control of our Bolivian operations, and the restructuring of our Company, we believe we are now in a position to more fully realize the potential of our 4,000 tpd Gold Bar gold mill, and to seek out other mining and milling opportunities that may enhance our shareholders’ value.”

        Golden Eagle recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: http://www.geii.com.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail Golden Eagle at: eaglealert@geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS DISCLAIMER

This news release contains information that is “forward-looking” in that it may describe events and conditions that Golden Eagle International, Inc. (“Golden Eagle” or “the Company”) reasonably expects to occur in the future.  Expectations for the future performance of the business of Golden Eagle are dependent upon a number of factors, and there can be no assurance that Golden Eagle will achieve the results as contemplated herein and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated herein.  Certain statements contained in this release using the terms “may,” “expects to,” “intends to” and other terms denoting future possibilities, are forward-looking statements.  The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Golden Eagle’s ability to predict or control, and which may cause actual results to differ materially from the projections or estimates contained herein, including those risks identified elsewhere herein and in Golden Eagle’s annual report on Form 10-K and reports subsequently filed with the Securities and Exchange Commission and available at: www.sec.gov. It is important that each person reviewing this release understand the significant risks attendant to the operations of Golden Eagle. The Company disclaims any obligation to update any forward-looking statement made herein.

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